Exhibit 99.3

VOXX International Corporation

February 29, 2012

Unaudited Pro Forma Combined Financial Statements

VOXX International Corporation

VOXX International Corporation and Subsidiaries

Unaudited Pro Forma Combined Financial Statements

All amounts presented are in thousands (unless otherwise indicated) except share and per share data.

On March 14, 2012 (the "Closing Date"), VOXX International Corporation ("VOXX International" or the "Company"), through its wholly-owned subsidiary, Voxx International (Germany) GmbH ("VOXX Germany"), completed its acquisition of Car Communication Holding GmbH and its worldwide subsidiaries (collectively “Hirschmann”) for a total purchase price of approximately €87,571 ($114,397 based on the rate of exchange as of the close of business on the Closing Date), subject to working capital adjustments plus related transaction fees and expenses (the "Acquisition"). The Company purchased all of the issued and outstanding shares of Hirschmann from Viktor Schicker, IRS Profil GmbH, Ludwig Geis and Joachim Brandes (the “Selling Shareholders”). There was no material relationship between the Company and the Selling Shareholders or Hirschmann prior to the purchase of the issued and outstanding shares of Hirschmann. The stock purchase agreement provides for a period in which to finalize the working capital adjustment.

On the Closing Date, the Company, certain of its directly and indirectly wholly-owned domestic subsidiaries and VOXX Germany (collectively, the “Borrowers”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”), as Agent, and the other lenders party thereto. The Company borrowed $148,000 under the Credit Agreement on the Closing Date and used a portion of the proceeds from such borrowing to fund VOXX Germany's acquisition of Hirschmann. On the Closing Date, the Company also repaid and terminated its existing asset-based loan facility with Wells Fargo Capital Finance, LLC.

As prescribed by Securities and Exchange Commission guidelines, the following unaudited pro forma combined consolidated financial statements are based on the historical financial statements of VOXX International and Hirschmann after giving effect to the Acquisition, and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma combined financial statements.

The historical financial information has been adjusted in the unaudited pro forma combined financial data to give effect to pro forma events that are, based upon available information and certain assumptions: (i) directly attributable to the Acquisition, (ii) factually supportable and reasonable under the circumstances, and (iii) with respect to the statement of income, expected to have a continuing impact on the combined results.

The unaudited pro forma combined balance sheet as of February 29, 2012 is presented as if the Acquisition had occurred on February 29, 2012.  The unaudited pro forma combined statement of income for the year ended February 29, 2012, is presented as if the Acquisition had occurred on March 1, 2011 with recurring acquisition-related adjustments reflected in the year.

The Acquisition will be accounted for under the acquisition method of accounting in accordance with ASC subtopic 805-10 “Business Combinations.”  Management has estimated the fair value of tangible and intangible assets acquired and liabilities assumed based on preliminary estimates and assumptions.  These preliminary estimates and assumptions could change significantly during the purchase price measurement period as we finalize the valuations of the net tangible assets and intangible assets.  Any change could result in material variances between the Company's future financial results and the amounts presented in these unaudited combined financial statements, including variances in fair values recorded, as well as expenses associated with these items.

The following unaudited pro forma combined financial statements are prepared for illustrative purposes only and are not necessarily indicative of or intended to represent the results that would have been achieved had the Acquisition been consummated as of the dates indicated or that may be achieved in the future.  The unaudited pro forma combined financial statements do not reflect any operating efficiencies, associated cost savings or additional costs that we may achieve with respect to the combined companies.

The unaudited pro forma combined financial statements should be read in conjunction with VOXX International's historical consolidated financial statements and accompanying notes included in its Annual Report on Form 10-K for the year ended February 29, 2012 and the historical consolidated financial statements of Hirschmann (comprising the consolidated balance sheets as of December 31, 2011 and December 31, 2010, the related consolidated income statements, cash flow statements and statements of shareholders' equity for the business years from January 1 to December 31, 2011, January 1 to December 31, 2010 and January 1 to December 31, 2009 and the notes to consolidated financial statements at Exhibit 99.2 to this Form 8-K/A) and other information pertaining to VOXX International and Hirschmann contained in this Form 8-K/A.

The pro forma financial statements are based on the historical financial statements of VOXX International as of and for the year ended February 29, 2012 and those of Hirschmann as of and for the year ended December 31, 2011.

VOXX International Corporation and Subsidiaries
Unaudited Pro Forma Combined Balance Sheet
February 29, 2012
(in thousands)
(unaudited)
	Historical			Pro Forma Adjustments		Pro Forma Combined
	VOXX International	Hirschmann (1)(2)	Total
Assets
Current assets:
Cash and cash equivalents	$13,606	$13,486	$27,092	$(3,445)	(a)	$23,647
Accounts receivable, net	142,585	20,834	163,419	—		163,419
Inventory	129,514	20,713	150,227	700	(b)	150,927
Receivables from vendors	4,011	83	4,094	—		4,094
Prepaid expenses and other current assets	13,549	1,147	14,696	—		14,696
Income tax receivable	698	502	1,200	—		1,200
Deferred income taxes	3,149	607	3,756	—		3,756
Total current assets	307,112	57,372	364,484	(2,745)		361,739

Investment securities	13,102	—	13,102	—		13,102
Equity investments	14,893	—	14,893	—		14,893
Property, plant and equipment, net	31,779	14,703	46,482	3,700	(c)	50,182
Goodwill	87,366	50	87,416	76,068	(d)	163,484
Intangible assets	175,349	6,126	181,475	13,731	(e)	195,206
Deferred income taxes	796	750	1,546	—		1,546
Other assets	3,782	—	3,782	3,445	(a)	7,227
Total assets	$634,179	$79,001	$713,180	$94,199		$807,379

(1)	Balance sheet information for Hirschmann is as of December 31, 2011, their most recently completed fiscal year.

(2)	Balance sheet information for Hirschmann is converted from Euros to U. S. Dollars, using the exchange rate as of the Closing Date of 1.3063357.

The accompanying Notes to Pro Forma Combined Financial Statements are an integral part of these statements.

VOXX International Corporation and Subsidiaries
Unaudited Pro Forma Combined Balance Sheet
February 29, 2012
(in thousands)
(unaudited)
	Historical			Pro Forma Adjustments		Pro Forma Combined
	VOXX International	Hirschmann (1)(2)	Total
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$43,755	$14,562	$58,317	—		58,317
Accrued expenses and other current liabilities	52,679	10,081	62,760	—		62,760
Income taxes payable	5,432	2,819	8,251	—		8,251
Accrued sales incentives	18,154	3,584	21,738	—		21,738
Deferred income taxes	515	—	515	200	(f)	715
Current portion of long-term debt	3,592	7,511	11,103	15,000	(g)	26,103
Total current liabilities	124,127	38,557	162,684	15,200		177,884

Long-term debt	34,860	3,919	38,779	99,397	(g)	138,176
Capital lease obligations	5,196	949	6,145	—		6,145
Loan payable to shareholders	—	6,175	6,175	(6,175)	(h)	—
Deferred compensation	3,196	534	3,730	—		3,730
Other tax liabilities	2,943	—	2,943	—		2,943
Deferred tax liabilities	34,220	4,546	38,766	5,020	(f)	43,786
Other long-term liabilities	7,840	5,078	12,918	—		12,918
Total liabilities	212,382	59,758	272,140	113,442		385,582

Stockholders' equity:
Preferred stock	—	—	—	—		—
Common stock	250	72	322	(72)	(i)	250
Paid-in-capital	281,213	2,790	284,003	(2,790)	(i)	281,213
Retained earnings	162,676	18,865	181,541	(18,865)	(i)	162,676
Accumulated other comprehensive (loss) income	(3,973)	(2,484)	(6,457)	2,484	(i)	(3,973)
Treasury stock, at cost	(18,369)	—	(18,369)	—		(18,369)
Total stockholders' equity	421,797	19,243	441,040	(19,243)		421,797
Total liabilities and stockholders' equity	$634,179	$79,001	$713,180	$94,199		$807,379

(1)	Balance sheet information for Hirschmann is as of December 31, 2011, their most recently completed fiscal year.

(2)	Balance sheet information for Hirschmann is converted from Euros to U. S. Dollars, using the exchange rate as of the Closing Date of 1.3063357.

The accompanying Notes to Pro Forma Combined Financial Statements are an integral part of these statements.

VOXX International Corporation and Subsidiaries
Unaudited Pro Forma Combined Statement of Income
For the Year Ended February 29, 2012
(in thousands, except share and per share data)
(unaudited)
	Historical			Pro Forma Adjustments		Pro Forma Combined
	VOXX International	Hirschmann (1)(2)	Total

Net sales	$707,062	$186,955	$894,017	—		$894,017
Cost of sales	504,107	138,231	642,338	700	(b)	643,538
				500	(c)
Gross profit	202,955	48,724	251,679	(1,200)		250,479

Operating expenses:
Selling	47,282	6,739	54,021	(522)	(j)	53,499
General and administrative	93,219	10,351	103,570	702	(k)	104,272
Engineering and technical support	15,825	15,628	31,453	—		31,453
Acquisition related costs	2,755	—	2,755	(1,131)	(l)	1,624
Total operating expenses	159,081	32,718	191,799	(951)		190,848

Operating income	43,874	16,006	59,880	(249)		59,631

Other income (expense):
Interest and bank charges	(5,630)	(1,570)	(7,200)	(3,108)	(m)	(10,308)
Equity in income of equity investee	4,035	—	4,035	—		4,035
Other, net	(3,387)	(575)	(3,962)	—		(3,962)
Total other income (expense), net	(4,982)	(2,145)	(7,127)	(3,108)		(10,235)

Income before income taxes	38,892	13,861	52,753	(3,357)		49,396
Income tax expense (benefit)	13,243	3,789	17,032	(218)	(n)	16,814

Net income	$25,649	$10,072	$35,721	$(3,139)		$32,582

Net income per common share (basic)	$1.11					$1.41

Net income per common share (diluted)	$1.10					$1.40

Weighted-average common shares outstanding (basic)	23,080,081					23,080,081
Weighted-average common shares outstanding (diluted)	23,265,206					23,265,206

(1)	Results for Hirschmann are for the year ended December 31, 2011, their most recently completed fiscal year.

(2)	Results for Hirschmann are converted from Euros to U. S. Dollars using the exchange rate as of the Closing Date of 1.3063357.

The accompanying Notes to the Pro Forma Combined Financial Statements are an integral part of these statements.

VOXX International Corporation
Notes to Pro Forma Combined Financial Statements
(Unaudited)
(In thousands, unless otherwise indicated)

1. Description of Transaction

On March 14, 2012 (the "Closing Date"), VOXX International Corporation ("VOXX International" or the "Company"), through its wholly-owned subsidiary VOXX International (Germany) GmbH, completed its acquisition of Car Communication Holding GmbH and its worldwide subsidiaries (collectively "Hirschmann"), a recognized tier-1 supplier of communications and infotainment solutions primarily to the automotive industry, pursuant to the Sale and Purchase Agreement for €87,571 ($114,397 based upon the rate of exchange as of the close of business on the Closing Date), subject to working capital adjustments, plus related transaction fees and expenses (the "Acquisition"). The stock purchase agreement provides for a term in which to finalize the working capital adjustment.

This Acquisition was financed through borrowings under an Amended and Restated Credit Agreement ("Credit Agreement") entered into on the Closing Date.

The terms of the Sale and Purchase Agreement and the Credit Agreement were previously described in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 20, 2012 (the “Original 8-K”) and such description of the Sale and Purchase Agreement is incorporated herein by reference.  Such description of the Sale and Purchase Agreement is qualified in its entirety by reference to the full text of the Sale and Purchase Agreement, which is attached as Exhibit 2.1 to the the Form 10-K filed on May 14, 2012.

2. Basis of Presentation

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting and was based on the historical consolidated financial statements of VOXX International as of February 29, 2012 and Hirschmann as of December 31, 2011 and for the years then ended. All Euro amounts were converted to U. S. dollars using the exchange rate at the close of business on the Closing Date. The historical financial statements of Hirschmann included in the pro forma combined financial statements, prepared in accordance with U. S. Generally Accepted Accounting Principles ("U.S. GAAP"), were derived from the historical consolidated financial statements of Hirschmann that were prepared in accordance with German Commercial Law (HGB) and reconciled to U.S. GAAP at Note X to exhibit 99.2 to this Form 8-K/A. Certain reclassificatons were made to the overall presentation of the historical Hirschmann consolidated financial statements to conform to VOXX International's presentation.

The unaudited pro forma combined balance sheet as of February 29, 2012 is presented as if the acquisition of Hirschmann had occurred on February 29, 2012. The unaudited pro forma combined statement of income for the year ended February 29, 2012, is presented as if the Acquisition had occurred on March 1, 2011. The unaudited pro forma combined financial information was prepared under existing U.S. GAAP.

The acquisition method of accounting under U.S. GAAP requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values at the acquisition date.  Fair value is defined under U.S. GAAP as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.”  Market participants are assumed to be buyers and sellers in the principal (or most advantageous) market for the asset or liability.  Fair value measurements for an asset assume the highest and best use by these market participants.  Fair value measurements can be highly subjective and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Accordingly, the assets acquired and liabilities assumed were recorded at their respective fair values and added to those of VOXX International.  Financial statements and reported results of operations of VOXX International for periods following completion of the acquisition will reflect these values, and the related depreciation and amortization thereof, but will not be retroactively restated to reflect the historical financial position or results of operations of Hirschmann for periods prior to the acquisition.

Acquisition-related transaction costs (e.g., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges impacting the acquired company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred.  The unaudited pro forma combined financial statements do not reflect acquisition-related transaction costs incurred by VOXX International or Hirschmann. The unaudited pro forma combined financial statements reflect no restructuring and integration charges that may be incurred in connection with the acquisition.

3. Accounting Policies

VOXX International has not identified any differences in accounting policies that would have a material impact on the combined financial statements.

4. Assets Acquired and Liabilities Assumed

The preliminary estimated assets acquired and the liabilities assumed by VOXX International in the acquisition of Hirschmann, reconciled to the consideration transferred, are provided below.

As of
February 29, 2012

Book value of net assets acquired	$19,243
Adjustment for elimination of historical goodwill and intangibles	(6,176)
Adjustment for the elimination of shareholder loans payable not assumed as part of the acquisition	6,175
Adjusted book value of net tangible assets acquired	19,242
Adjustments to:
Inventory	700
Property, plant and equipment	3,700
Indentifiable intangible assets (13-15 year life)	19,857
Goodwill	76,118
Deferred tax liabilities	(5,220)
Totals	$114,397

The above table summarizes on a preliminary basis, the allocation of the purchase price of Hirschmann to the assets acquired and liabilities assumed as of the date of the acquisition and remains subject to finalization.

5. Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; and Note 4. Assets Acquired and Liabilities Assumed.

Adjustments under the heading “Pro Forma Adjustments” represent the following:

a)
To capitalize debt issuance costs incurred for the Hirschmann acquisition, which is expected to be amortized and recorded to interest expense, on a straight-line basis over the life of the Credit Agreement.

b)
VOXX International performed a fair value assessment for inventory, which, on a preliminary basis, increased book value by $700. The resulting fair value adjustment to inventory will increase cost of sales and has been reported as such.

c)
VOXX International performed a fair value assessment for property, plant and equipment, which, on a preliminary basis, increased the book value by approximately $3,700. The resulting fair value adjustments attributable to property, plant and equipment, primarily used in the manufacturing process, will increase depreciation expense by approximately $500 and has been reported as adjustments to cost of sales.

The preliminary estimated fair value and the estimated useful lives of each class of asset are summarized on the table below:

	Depreciation Period	Fair Value at February 29, 2012

Land, building and building improvements	indefinite/39 years	$4,626
Technical equipment and machines	5 years	$5,864
Other equipment, factory and office equipment	4 years	$4,550
Capitalized software	3 years	$1,823
Equipment not yet placed in service	N/A	$1,540
Total		$18,403

These valuations and estimated useful lives are preliminary and subject to change.

d)
To record estimated acquisition goodwill of $76,118 and to eliminate historical goodwill of Hirschmann of $50. Goodwill largely consists of geographic expansion of product sales and other synergies of the combined companies, the value of the assembled workforce, other intangible assets that did not qualify for separate recognition and other intangible assets that were not individually identified because they cannot be reliably measured.  Goodwill is not expected to be deductible for tax purposes.

e)
To record the estimated fair value of the intangibles acquired of $19,857 and to eliminate historical intangible assets of Hirschmann of $6,126. To determine the estimated fair value of intangibles acquired, VOXX International engaged a third party valuation specialist to assist management.  Based on the preliminary assessment, the acquired intangible asset categories, fair value and average amortization periods, are as follows:

	Amortization Period	Fair Value at February 29, 2012

Tradename	Indefinite	$5,356
Patents	13 years	$5,879
Customer relationships	15 years	$8,622
Total		$19,857

The preliminary fair value of the tradename and patents was determined based on the “relief from royalty” method, an approach under which fair value is estimated to be the present value of royalties saved because we own the intangible asset and therefore do not have to pay a royalty for its use. The customer relationships were preliminarily valued utilizing the “excess earnings method” of income approach.  Estimated discounted cash flow associated with existing customers and projects was based on historical and market participant data.

These valuations and the estimated useful lives are preliminary and subject to change.

f)	To record the deferred tax liability for the fair value adjustments to inventory, fixed assets, tradename, patents and customer relationships.

g)	To adjust for borrowings incurred under the Credit Agreement to finance the acquisition of Hirschmann.

Adjustments to debt are as follows:

Borrowings under $130,000 - Senior Secured Revolving Credit Facility	$72,985
Borrowings under $75,000 - Term Loan	41,412
$114,397
The principal amount of the term loan shall be repaid in consecutive quarterly installments of $3,750 until the maturity date (five years following the closing date) of the term loan.

h)
To eliminate the historical shareholder loans payable of Hirschmann, of $6,175 that were paid by VOXX International in connection with the acquisition and have been included in the purchase price. The loans are now intercompany loans that eliminate in the consolidation of VOXX International and Hirschmann.

i)	To eliminate stockholders' equity of Hirschmann as of the date of the acquisition.

j)
To eliminate premiums to senior management accrued by Hirschmann of approximately $522 during the year ended December 31, 2011 for the successful sale of the business to VOXX International. These premiums in the historical financial statements are considered to be non-recurring and are not expected to have a continuing impact on the operations of the Company.

k)
To adjust amortization expense attributable to the fair value of the intangible assets acquired, which is expected to be provided on a straight-line basis, and eliminate historical amortization expense for intangible assets recorded by Hirschmann, as follows:

For the year ended February 29, 2012
Elimination of Hirschmann historical amortization expense, net	$(325)
Amortization expense for intangible assets acquired	1,027
Total	$702

l)
To eliminate VOXX International's acquisition related costs, consisting of legal, accounting, tax consulting and due diligence that were expensed as incurred and approximated $1,131 during the year ended February 29, 2012. These costs have not been tax effected for the purposes of this Pro Forma Information as it is expected that such costs will be nondeductible for tax purposes as they are facilitative to the transaction.

m)
To recognize additional interest expense, the cost of debt incurred by VOXX International to purchase Hirschmann, and to eliminate interest on shareholder loans not assumed as part of the acquisition, as follows:

For the year ended February 29, 2012
Elimination of Hirschmann historical interest expense on shareholder loans	$(509)
Interest expense for new debt	2,928
Amortization of additional deferred debt issuance costs	689
Total	$3,108

For the purposes of the proforma adjustment, interest expense was calculated assuming an interest rate of 2.56%, which approximates the weighted average interest rate on the initial borrowings. A portion of the initial borrowings bears interest at LIBOR plus 2% and a portion bears interest at Prime plus 1%.

n)
To record the recognition of the income tax consequences of the pro forma adjustments included herein. The adjustments have been tax effected at the appropriate statutory rates. The Company is in the process of evaluating the global tax structure necessary to support its current and future business requirements. Therefore, the actual amounts reflected in the statement of consolidated operations may differ materially from the information presented in the Pro Forma Information.